Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post –Effective Amendment to Registration Statement No. 002-57167 on Form N –1A of our report dated February 17, 2023, relating to the financial statements and financial highlights of Fidelity Series International Developed Markets Bond Index Fund, a fund of Fidelity School Street Trust, appearing in the Annual Report on Form N-CSR of Fidelity School Street Trust for the year ended December 31, 2022, and to the references to us under the headings “Financial Highlights ” in the Prospectus and “Independent Registered Public Accounting Firm ” in the Statement of Additional Information, which are a part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

February 21, 2023